Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-132808) pertaining to the TransDigm Group Incorporated 2006 Stock Incentive Plan and the TransDigm Group Incorporated Fourth Amended and Restated 2003 Stock Option Plan, as amended, of our reports dated November 21, 2007, with respect to the consolidated financial statements and schedule of TransDigm Group Incorporated, and to the effectiveness of internal control over financial reporting of TransDigm Group Incorporated, included in the Annual Report (Form 10-K) for the year ended September 30, 2007.

ERNST & YOUNG LLP

Cleveland, Ohio

November 21, 2007